                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                             James River Group, Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    470359100
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP NO. 470359100                   13 G                    PAGE 2 OF 18 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     HRWCP 1 LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,883,590(1)
    EACH       -----------------------------------------------------------------
  REPORTING    7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,883,590(1)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,883,590(1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     12.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------
(1) 1,883,590 shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

-------------------                                           ------------------
CUSIP NO. 470359100                   13 G                    PAGE 3 OF 18 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     High Ridge Capital Partners II, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          276,753(2)
    EACH       -----------------------------------------------------------------
  REPORTING    7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    276,753(2)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     276,753(2)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------
(2) 276,753 shares are beneficially owned directly by High Ridge Capital Partners II, L.P. High Ridge GP II LLC is the general partner of High Ridge Capital Partners II, L.P. Steven J. Tynan and James L. Zech are the managers of High Ridge GP II LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest of High Ridge GP II LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, High Ridge GP II LLC, Liberty Street Partners L.P., Liberty Street Corp., Steven
     J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by High Ridge Capital Partners II, L.P.

-------------------                                           ------------------
CUSIP NO. 470359100                   13 G                    PAGE 4 OF 18 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     High Ridge GP Holdings LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,883,590(1)
    EACH       -----------------------------------------------------------------
  REPORTING    7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,883,590(1)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,883,590(1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     12.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

----------
(1) 1,883,590 shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

-------------------                                           ------------------
CUSIP NO. 470359100                   13 G                    PAGE 5 OF 18 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     High Ridge GP II LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          276,753(2)
    EACH       -----------------------------------------------------------------
  REPORTING    7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    276,753(2)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     276,753(2)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

----------

(2) 276,753 shares are beneficially owned directly by High Ridge Capital Partners II, L.P. High Ridge GP II LLC is the general partner of High Ridge Capital Partners II, L.P. Steven J. Tynan and James L. Zech are the managers of High Ridge GP II LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest of High Ridge GP II LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, High Ridge GP II LLC, Liberty Street Partners L.P., Liberty Street Corp., Steven
     J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by High Ridge Capital Partners II, L.P.

-------------------                                           ------------------
CUSIP NO. 470359100                   13 G                    PAGE 6 OF 18 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Liberty Street Corp.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,246,982(1), (2), (3)
    EACH       -----------------------------------------------------------------
  REPORTING    7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,246,982(1), (2), (3)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,246,982(1), (2), (3)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

----------
(1) 1,883,590 shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

(2) 276,753 shares are beneficially owned directly by High Ridge Capital Partners II, L.P. High Ridge GP II LLC is the general partner of High Ridge Capital Partners II, L.P. Steven J. Tynan and James L. Zech are the managers of High Ridge GP II LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest of High Ridge GP II LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, High Ridge GP II LLC, Liberty Street Partners L.P., Liberty Street Corp., Steven
     J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by High Ridge Capital Partners II, L.P.

(3) 86,639 shares are beneficially owned directly by Liberty Street Partners L.P. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, Liberty Street Corp. and Steven J. Tynan can be deemed to share voting and dispositive power over the shares beneficially owned by Liberty Street Partners L.P.

-------------------                                           ------------------
CUSIP NO. 470359100                   13 G                    PAGE 7 OF 18 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Liberty Street Partners L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,246,982(1), (2), (3)
    EACH       -----------------------------------------------------------------
  REPORTING    7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,246,982(1), (2), (3)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,246,982(1), (2), (3)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------
(1) 1,883,590 shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

(2) 276,753 shares are beneficially owned directly by High Ridge Capital Partners II, L.P. High Ridge GP II LLC is the general partner of High Ridge Capital Partners II, L.P. Steven J. Tynan and James L. Zech are the managers of High Ridge GP II LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest of High Ridge GP II LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, High Ridge GP II LLC, Liberty Street Partners L.P., Liberty Street Corp., Steven
     J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by High Ridge Capital Partners II, L.P.

(3) 86,639 shares are beneficially owned directly by Liberty Street Partners L.P. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, Liberty Street Corp. and Steven J. Tynan can be deemed to share voting and dispositive power over the shares beneficially owned by Liberty Street Partners L.P.

-------------------                                           ------------------
CUSIP NO. 470359100                   13 G                    PAGE 8 OF 18 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Long Trail Ventures LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,883,590(1)
    EACH       -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,883,590(1)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,883,590(1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     12.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

----------
(1) 1,883,590 shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

-------------------                                           ------------------
CUSIP NO. 470359100                   13 G                    PAGE 9 OF 18 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Steven J. Tynan
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,246,982(1), (2), (3)
    EACH       -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH:           0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,246,982(1),(2),(3)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,246,982(1),(2),(3)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------
(1) 1,883,590 shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

(2) 276,753 shares are beneficially owned directly by High Ridge Capital Partners II, L.P. High Ridge GP II LLC is the general partner of High Ridge Capital Partners II, L.P. Steven J. Tynan and James L. Zech are the managers of High Ridge GP II LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest of High Ridge GP II LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, High Ridge GP II LLC, Liberty Street Partners L.P., Liberty Street Corp., Steven
     J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by High Ridge Capital Partners II, L.P.

(3) 86,639 shares are beneficially owned directly by Liberty Street Partners L.P. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, Liberty Street Corp. and Steven J. Tynan can be deemed to share voting and dispositive power over the shares beneficially owned by Liberty Street Partners L.P.

-------------------                                          -------------------
CUSIP NO. 470359100                   13 G                   PAGE 10 OF 18 PAGES
-------------------                                          -------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James L. Zech
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    129,960
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,275,343(1), (2)
    EACH       -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            129,960
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,275,343(1),(2)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,405,303(1), (2)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------
(1) 1,883,590 shares are beneficially owned directly by HRWCP 1 LP. The general partner of HRWCP 1 LP is High Ridge GP Holdings LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge GP Holdings LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest in Long Trail Ventures LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, High Ridge GP Holdings LLC, Long Trail Ventures LLC, Liberty Street Partners L.P., Liberty Street Corp., Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by HRWCP 1 LP.

(2) 276,753 shares are beneficially owned directly by High Ridge Capital Partners II, L.P. High Ridge GP II LLC is the general partner of High Ridge Capital Partners II, L.P. Steven J. Tynan and James L. Zech are the managers of High Ridge GP II LLC. Liberty Street Partners L.P. and James L. Zech own 100% of the equity interest of High Ridge GP II LLC. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, High Ridge GP II LLC, Liberty Street Partners L.P., Liberty Street Corp., Steven
     J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the shares beneficially owned directly by High Ridge Capital Partners II, L.P.

-------------------                                          -------------------
CUSIP NO. 470359100                   13 G                   PAGE 11 OF 18 PAGES
-------------------                                          -------------------


Item 1(a)   Name of Issuer

            James River Group, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices

            300 Meadowmont Village Circle, Suite 333
            Chapel Hill, NC 27517

Item 2(a)   Name of Person Filing

            HRWCP 1 LP
            High Ridge Capital Partners II, L.P.
            High Ridge GP Holdings LLC
            High Ridge GP II LLC
            Liberty Street Corp.
            Liberty Street Partners L.P.
            Long Trail Ventures LLC
            Steven J. Tynan
            James L. Zech

Item 2(b)   Address of Principal Business Office or, if none, Residence

            James L. Zech:

            672 Oenoke Ridge
            New Canaan, CT 06840

            HRWCP 1 LP
            High Ridge Capital Partners II, L.P.
            High Ridge GP Holdings LLC
            High Ridge GP II LLC
            Liberty Street Corp.
            Liberty Street Partners L.P.
            Long Trail Ventures LLC
            Steven J. Tynan:

            5405 2 Morgan Hill Road
            South Woodstock, VT 05071

Item 2(c)   Citizenship

            HRWCP 1 LP, High Ridge Capital Partners II, L.P. and Liberty Street Partners L.P. are each a limited partnership organized in the State of Delaware. High Ridge GP Holdings LLC, High Ridge GP II LLC and Long Trail Ventures LLC are each a limited liability company organized in the State of Delaware. Liberty Street Corp. is a corporation organized in the State of Delaware. Steven J. Tynan and James L. Zech are citizens of the United States of America.

Item 2(d)   Title of Class of Securities

            Common Stock, par value $0.01 per share

Item 2(e)   CUSIP Number

            470359100

Item 3      Not applicable.

-------------------                                          -------------------
CUSIP NO. 470359100                   13 G                   PAGE 12 OF 18 PAGES
-------------------                                          -------------------


Item 4      Ownership

            (a) and (b)

            HRWCP 1 LP beneficially owns 1,883,590 shares or 12.5% of the outstanding common stock. High Ridge Capital Partners II, L.P. beneficially owns 276,753 shares or 1.8% of the outstanding common stock. High Ridge GP Holdings LLC beneficially owns 1,883,590 shares or 12.5% of the outstanding common stock. High Ridge GP II LLC beneficially owns 276,753 shares or 1.8% of the outstanding common stock. Liberty Street Corp. beneficially owns 2,246,982 shares or 14.9% of the outstanding common stock. Liberty Street Partners L.P. beneficially owns 2,246,982 shares or 14.9% of the outstanding common stock. Long Trail Ventures LLC beneficially owns 1,883,590 shares or 12.5% of the outstanding common stock. Steven J. Tynan beneficially owns 2,246,982 shares or 14.9% of the outstanding common stock. James L. Zech beneficially owns 2,405,303 shares or 15.9% of the outstanding common stock.

            The beneficial ownership percentages of the reporting persons set forth herein have been calculated based upon 15,087,308 shares of common stock of James River Group, Inc. outstanding at October 26, 2006, as reported on James River Group, Inc.'s Form 10-Q for the quarterly period ended September 30, 2006.

            (c)

            HRWCP 1 LP has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,883,590 shares. High Ridge Capital Partners II, L.P. has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 276,753 shares. High Ridge GP Holdings LLC has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,883,590 shares. High Ridge GP II LLC has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 276,753 shares. Liberty Street Corp. has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 2,246,982 shares. Liberty Street Partners L.P. has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 2,246,982 shares. Long Trail Ventures LLC has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,883,590 shares. Steven J. Tynan has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 2,246,982 shares. James L. Zech has sole voting and dispositive power over 129,960 shares of common stock and shared voting and dispositive power over 2,275,343 shares.

Item 5      Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

            Not applicable.

Item 8      Identification and Classification of Members of the Group

            This Schedule is being filed pursuant to Rule 13d-1(d). The identities of the group are stated in Item 2.

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CUSIP NO. 470359100                   13 G                   PAGE 13 OF 18 PAGES
-------------------                                          -------------------


Item 9      Notice of Dissolution of Group

            Not applicable.

Item 10     Certification

            Not applicable.

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CUSIP NO. 470359100                   13 G                   PAGE 14 OF 18 PAGES
-------------------                                          -------------------


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

January 18, 2007                        HRWCP 1 LP


                                        By: /s/ Steven J. Tynan
                                            ------------------------------------
                                            Steven J. Tynan
                                            Manager of General Partner


January 18, 2007                        High Ridge Capital Partners II, L.P.


                                        By: /s/ Steven J. Tynan
                                            ------------------------------------
                                            Steven J. Tynan
                                            Manager of General Partner


January 18, 2007                        High Ridge GP Holdings LLC


                                        By: /s/ Steven J. Tynan
                                            ------------------------------------
                                            Steven J. Tynan
                                            Manager


January 18, 2007                        High Ridge GP II LLC


                                        By: /s/ Steven J. Tynan
                                            ------------------------------------
                                            Steven J. Tynan
                                            Manager


January 18, 2007                        Liberty Street Corp.


                                        By: /s/ Steven J. Tynan
                                            ------------------------------------
                                            Steven J. Tynan
                                            President


January 18, 2007                        Liberty Street Partners L.P.


                                        By: /s/ Steven J. Tynan
                                            ------------------------------------
                                            Steven J. Tynan
                                            President of General Partner


January 18, 2007                        Long Trail Ventures LLC


                                        By: /s/ Steven J. Tynan
                                            ------------------------------------
                                            Steven J. Tynan
                                            Manager

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CUSIP NO. 470359100                   13 G                   PAGE 15 OF 18 PAGES
-------------------                                          -------------------


January 18, 2007                        Steven J. Tynan

                                        /s/ Steven J. Tynan
                                        ----------------------------------------
                                        Steven J. Tynan


January 18, 2007                        James L. Zech

                                        /s/ James L. Zech
                                        ----------------------------------------
                                        James L. Zech

-------------------                                          -------------------
CUSIP NO. 470359100                   13 G                   PAGE 16 OF 18 PAGES
-------------------                                          -------------------


                                  EXHIBIT INDEX

Exhibit No.
-----------
    99.1      Joint Filing Agreement pursuant to 13d-1(k)(1) among, HRWCP 1 LP,
              High Ridge Capital Partners II, L.P., High Ridge GP Holdings LLC,
              High Ridge GP II LLC, Liberty Street Corp., Liberty Street
              Partners L.P., Long Trail Ventures LLC, Steven J. Tynan and James
              L. Zech.